                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934
                                Amendment No. 1

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                        PRINTWARE, INC.
------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ----------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ----------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ----------------------------------------------------------------------
     5) Total fee paid:
        ----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ----------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ----------------------------------------------------------------------
     3) Filing Party:
        ----------------------------------------------------------------------
     4) Date Filed:
        ----------------------------------------------------------------------

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE CONVENED APRIL 13, 2000
                               AND HELD APRIL XX, 2000


To the Shareholders of Printware, Inc.:

  The Annual Meeting of Shareholders will be convened at the Corporate Offices of Printware, Inc. at 1270 Eagan Industrial Road, St. Paul, Minnesota 55121 on Thursday, April 13, 2000, at 3:30 p.m., Central Daylight Time, and adjourned to reconvene and transact business on XXXXXX, April XX, 2000, at 3:30 p.m. Central Daylight Time, for the following purposes:

  1. To elect five Directors to hold office until the next annual meeting of shareholders; and

  2. To take action on any other business that may properly come before the meeting.

  Shareholders of record at the close of business on February 23, 2000 are entitled to vote at the meeting and at any adjournment thereof.

  The Company intends to convene the Annual Meeting as originally scheduled on April 13, and then to immediately adjourn the meeting to reconvene on April XX, 2000 to transact business at that time. The Company is doing this because on March 31, 2000 a committee of dissident shareholders (the "Dissidents") filed with the Securities and Exchange Commission ("SEC") a draft proxy statement in connection with the Annual Meeting, and the Company was late in electronically filing with the SEC the proxy statement that was mailed on behalf of the Company beginning March 8, 2000. The adjournment and reconvening of the Annual Meeting will allow the Dissidents and the Company additional time to solicit proxies for the Annual Meeting. WHILE YOU ARE WELCOME TO COME IN PERSON ON APRIL 13, ONLY LIMITED FORMALITIES WILL OCCUR AT THAT TIME. SHAREHOLDERS WHO WISH TO ATTEND IN PERSON MAY WISH INSTEAD TO
COME TO THE RECONVENED MEETING ON APRIL XX.

  Whether or not you expect to be present at the meeting, please complete, sign, and return the enclosed WHITE proxy card as soon as possible to ensure the presence of a quorum and save the Company further solicitation expense. For your convenience, a return envelope is enclosed that requires no postage if mailed in the United States. If you attend the meeting in person, your proxy will be returned to you upon request.


                                          Brian D. Shiffman
                                          Secretary

Dated: April XX, 2000

  Whether or not you expect to attend the meeting, please sign and date the enclosed WHITE proxy card and return it in the enclosed envelope. Thank you.

                               Printware, Inc.
                          1270 Eagan Industrial Road
                          St. Paul, Minnesota  55121

                               PROXY STATEMENT

                        ANNUAL MEETING OF SHAREHOLDERS
                        TO BE CONVENED APRIL 13, 2000
                           AND HELD APRIL XX, 2000

  The Annual Meeting of Shareholders (the "Meeting") will be convened at the Corporate Offices of Printware, Inc. at 1270 Eagan Industrial Road, St. Paul, Minnesota 55121 on Thursday, April 13, 2000, at 3:30 p.m., Central Daylight Time, and adjourned to reconvene and transact business on XXXXXX, April XX, 2000, at 3:30 p.m. Central Daylight Time, for the purposes set forth in the Notice of Annual Meeting of Shareholders.

  Your Board of Directors' solicits the enclosed WHITE proxy card. Such solicitation is being made by mail, and may also be made by directors and officers of Printware by facsimile, telephone, e-mail, in person, or by advertisements. We have also engaged D. F. King & Co., Inc. to assist us as is discussed later in this Proxy Statement. Any proxy given may be revoked by the shareholder at any time prior to the voting thereof by so notifying the Company in writing at the above address, attention Thomas W. Petschauer, Executive Vice President and CFO, or by appearing in person at the Meeting. Shares represented by proxies will be voted as specified in such proxies, and if no choice is specified, will be voted:

  FOR your Board of Directors' nominees named in this Proxy Statement, and against any other proposals not appearing on the Company's WHITE proxy card.

  Only shareholders of record at the close of business on February 23, 2000, may vote at the Meeting. As of that date, there were 3,275,557 shares of common stock, no par value per share ("Common Stock"), of the Company outstanding. Such shares constitute the only class of the Company's outstanding equity securities. Each shareholder of record is entitled to one vote for each share registered in his or her name on each matter presented at the Meeting. Cumulative voting is not permitted.

  All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the materials enclosed herewith shall be paid by the Company. Printware may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of stock.

  THIS PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY ARE BEING MAILED TO SHAREHOLDERS ON OR ABOUT APRIL XX, 2000.

  We urge you to vote in favor of the election of your Board-recommended director nominees for election as directors by voting:

  FOR all nominees listed on our WHITE proxy card.

BACKGROUND TO THE CURRENT PROXY CONTEST


  Recent Purchases of Printware Stock by Dissidents

  A group of recent Printware shareholders, consisting of Pyramid Trading L.P., Daniel B. Asher, Gary S. Kohler, and Andrew J. Redleaf, have formed a group they call the Shareholders' Committee to Improve Printware Shareholder Value (the "Dissidents"). These Dissidents have filed preliminary proxy material and an amended schedule 13D with the Securities and Exchange Commission ("SEC") disclosing that they are proposing an alternate slate of directors at the Company's upcoming Annual Meeting.

  According to the Dissidents' SEC filings, the Dissidents did not own any Company stock until their first purchase on September 27, 1999. Their average purchase price per share is well below the current market price. The Dissidents began purchasing more Printware stock in October, 1999 through February, 2000.

  The Dissidents' Dutch Auction Proposal

  On December 10, 1999, the Dissidents first approached Company Management with a proposal that the Company should repurchase its stock in a "Dutch auction". In a typical Dutch auction, the Company's shareholders would be invited to tender Company stock for repurchase by the Company (using the Company's funds) at a specified range of prices per share. If more shares are tendered then the offer contemplates, only a pro rata portion of the tendered shares would be repurchased, and the other tendered shares would be returned to shareholders. A Dutch auction would result in the Company having less cash and fewer outstanding shares.

  At the December 10 meeting, in a subsequent letter to Management, and in subsequent telephone conversations, the Dissidents argued in part that retiring stock would increase the Company's stock price. Management responded that it doubted that a Dutch auction would help the stock price because a buyback of 1,587,000 shares (32.7% of those then outstanding) earlier in the year produced no discernable increase in Printware's stock price. The Dissidents further argued that the Company's cost of capital was excessively high, and that debt was a better source of funds. Management disagreed with both the premise and conclusion of that point. The Dissidents also argued that such a transaction could be in Management's self-interest. A number of subsequent discussions were held between members of the Dissidents and the Company's Management and Directors. Dr. Baker expressed his skepticism, but agreed to bring the Dutch auction proposal before the Company's Board at its next meeting in February, 2000. In a January 3, 2000 letter, the Dissidents expressed disappointment that their demand for a Dutch auction had not been implemented immediately.

  The Dutch auction demand was discussed at the Company's February Board meeting. The Board declined to act on the proposal because of concerns that it was self-serving on the part of the Dissidents and not in the best interest of all shareholders, since it would deplete the Company's cash, might leave some shareholders with smaller, more illiquid holdings of the Company shares due to proration, and might result in the Company being delisted from the NASDAQ due to insufficient market capitalization of shares held by non-affiliates or an insufficient number of shareholders. In a February 17, 2000 SEC filing the Dissidents threatened, absent "quick" Management action on their proposals, to call a special meeting of shareholders to "reconstitute Printware's Board of Directors."

  On February 28, the Dissidents sent a letter to the Board, again threatening to attempt to take "control of the Printware board" if their proposal was not implemented.

  The Dissidents subsequently contacted two individual Directors in addition to Dr. Baker, and had meetings and telephone conversations with those Directors. Both Directors asked for a detailed written description of the Dissidents' proposal as background for the next Board meeting, scheduled for April 13. No such description was provided to either Director or to Management.

  In a March 8, 2000 letter to a Director, following a meeting with another Director which the Dissidents found unsatisfactory, the Dissidents issued a written ultimatum citing March 14, 2000 as the deadline by which their proposal was to be implemented. The Dissidents further threatened to call a special shareholders meeting to elect a new Board if their proposal was not implemented. The Dissidents were informed that their proposal would be on the April 13 Board meeting agenda. The ultimatum time and date passed with no demand from the Dissidents for a special meeting.

  On March 31, 2000, the Dissidents filed a proxy statement with the SEC initiating the current proxy contest, with the intent to give the Dissidents "the power to control the actions of Printware's Board of Directors."


  The Dissidents' Claims

  The Dissidents' main claims are that the Company is "overcapitalized," that the Company has had unfavorable financial performance for the last several years, and that a Dutch auction would benefit all shareholders by alleviating "overcapitalization." Let us address each of these claims.


    1. Printware is not Overcapitalized

  We do not believe that Printware is "overcapitalized." In 1999, the Company used approximately $4.6 million in cash to fund operations and financing leases for customers and to repurchase stock. This left only $7.5 million in cash, cash equivalents and available-for-sale securities. Printware needs its capital to execute its growth plan, which is starting to show results. The Company's growth plan emphasizes providing customers with equipment financing to build market share and gain after-market revenues from sales of supplies. Providing this equipment financing requires significant cash. Management knows of no reliable formulae to predict the Company's capital requirements, especially with the possibility of unanticipated contingencies and opportunities such as acquisitions or bargain stock buybacks, such as the buybacks executed in 1998 and 1999. Our competition in Internet printing, Collabria, Inc., iPrint.com, and ImageX.com, are far better capitalized than Printware, yet all are increasing, not shrinking, their equity bases.

    2. Printware is Responding to Loss of Revenues From Deluxe

  The decline in operating performance cited in the Dissidents' filings was due to the loss of what was our largest customer, Deluxe Corp., in 1998 and 1999. Deluxe shut down most of their printing plants and began buying from Japan the supplies it had been buying from the Company. In 1997 Deluxe provided 59% of the Company's revenues and the Company had less than $2.9 million in non-Deluxe revenues. By 1999 non-Deluxe revenues had grown to $4.5 million. In late 1999, after two years of negotiations, the Company also acquired rights to sell supplies for its newer equipment, which provides additional potential to replace Deluxe revenue. In sum, after losing its largest customer which accounted for most of its 1997 revenue, the Company has responded, regained most of the lost revenue, and repositioned itself for growth.


    3. A Dutch Auction Has Significant Risks

  We are concerned that a Dutch auction or other share repurchase could be used by the Dissidents to realize large short-term profits, or by not participating, significantly increase their percentage ownership in the Company. If the Dissidents, having proposed a Dutch auction, purposefully the chose not to participate in the auction, the expenditure of the Company's money will increase their percentage ownership in the Company at no cost to them. The Dissidents have not given assurances whether or not they intend to participate in their own proposed Dutch auction. Nor have the Dissidents adequately explained their inherent conflict of interest between a Dutch auction and their personal interest in the Company's stock.

  A Dutch auction, as admitted in the Dissidents' SEC filings, could result in the Company's Common Stock becoming ineligible for continued listing on NASDAQ for failure to meet capitalization requirements. Such delisting could reduce the liquidity of shareholders' positions, decrease Printware's value in any potential merger or acquisition transaction, limit the marketability of the Company's stock to non-institutional investors, and limit the Company's access to capital markets in the future. Your Board vigorously opposes any action that has the potential of jeopardizing the Company's NASDAQ listing.

  The Dissidents' risky and expensive financial gambit adds absolutely nothing to the Company's business or revenues. The maneuver will, however, increase the Company's expenses by requiring it to pay for increased legal, financial and accounting expenses.

  The Dissidents offer no concrete plan for the future of your company, or to increase shareholders' value. They offer only a vague commitment to "perform a comprehensive review of Printware's operations, capital structure and management in order to commence a [undefined] course of action..." Such a review is conducted continuously by your current Board of Directors. Management is unaware of who would manage the Company should the Dissidents gain control of the Board, or what, if any, impact that might have on any continuing business relationships the Company now has with its customers and/or suppliers.

  In summary, for many reasons, we believe strongly that now is not the right time to offer a Dutch auction, and that the interests of all Printware shareholders will best be served by the Company's current group of experienced Directors. Your Board plans to continue its work with Management to pursue its carefully designed long-term business strategy--a strategy that will deliver maximum shareholder value for all shareholders, not just short-term gains that will benefit the Dissidents who have only owned their shares for a short time.

We urge you to reject the Dissidents' shortsighted answer to increasing shareholder value. We further urge you to reject their nominees and to vote FOR your Board's current nominees by signing, dating, and returning the enclosed WHITE proxy card.


ITEM 1: ELECTION OF DIRECTORS

  Printware Directors are elected serve until the following annual meeting. Management believes its current Board of directors is well-qualified, committed to Printware's success, and committed to enhancing all shareholders' value.

  The Dissidents are proposing to increase the size of the Company's Board of Directors from five members to six members. Management recommends that shareholders vote AGAINST this proposal. The Dissidents do not identify and discuss why the present board size should be increased. Increasing the board size provides the Dissidents with one more member for them to exercise control over the Company.

  Our WHITE proxy card does not address increasing the size of the board of directors. Our WHITE proxy card does, however, give the named proxies discretion to vote on such other business as may properly come before the meeting of shareholders. The persons named as proxies on the Company's WHITE proxy card intend to exercise discretion and vote against the Dissidents' proposal to increase the size of the Company's Board.

  The Company's nominees are listed below, all of whom are currently directors of the Company:
  Daniel A. Baker, Ph.D., age 42, has served as the Company's President and a Director since 1993, and additionally as Chief Executive Officer since 1995. Dr. Baker joined the Company in 1990 as Vice President of Engineering and was later promoted to Vice President of Sales, Marketing, and Product
Development. He has over 20 years of experience in high-tech industry, and personally holds 15 patents. His previous experience includes executive positions at Minntech Corporation and Percom Data Corporation. Dr. Baker holds Ph.D. and M.S. degrees in engineering from the University of Minnesota, a B.S. degree in Engineering from Case Western Reserve University, and an M.B.A. degree in Finance from the University of Minnesota.

  Allen L. Taylor, Ph.D., age 64, is a co-founder of the Company and has served as a Director since the Company's incorporation in 1985. Dr. Taylor was an employee of Minnesota Mining and Manufacturing Company ("3M") for over 33 years until his retirement in 1996. At 3M, he led the development of a number of products for the printing industry. In 1985, Dr. Taylor was instrumental in obtaining for the Company a license from 3M for the key resonant-galvanometer technology used in the Company's platesetters. Dr. Taylor holds Ph.D. and M.Sc. degrees in physics from McGill University, and a B.Sc. degree in physics from the University of Alberta.

  Brian D. Shiffman, age 60, has served as a Director since the Company's incorporation in May 1985, when he was instrumental in the formation of the Company. Mr. Shiffman served as President of Northstar Photonics, Inc., a developer of high-speed lasers from 1998 to 2000. Previously, Mr. Shiffman was Business Development Director at Minnesota Project Innovation, Inc., and Vice President at the Minnesota Cooperation Office as a loaned executive from Control Data Corporation, where he was employed for over 20 years. Mr. Shiffman holds a B.S. degree in Mathematics from the University of Illinois.

  Michael C. Berg, age 64, was elected a Director in 1998. Mr. Berg is president of Graphic and Printing Specialists, a Minneapolis-based printing design firm, and a partner in Paragon Forms, which prints optical-mark reading forms. He previously owned Hoppe printing in Minneapolis. Mr. Berg has served on the boards of several public companies, including Intran, NCS, and Swenko Medical.

  Victor H. Weiss, age 72, was elected a Director in 1998. Mr. Weiss is retired chairman of Hopkins, Minnesota-based MACtac Engineered Products, a subsidiary of MACtac, a Bemis Company. MACtac supplies pressure-sensitive materials for graphic products, digital imaging, and printed labels for specialized end-users. Prior to being appointed Chairman of MACtac Engineered Products, Mr. Weiss held a number of engineering and executive positions, and has extensive experience with printed products. Mr. Weiss holds a B.S. degree in chemical engineering from New York University.

  Although we have no reason to believe that Dr. Baker, Dr. Taylor, Mr. Shiffman, Mr. Berg or Mr. Weiss will be unable to serve as a Director, if that contingency should occur, it is intended that the shares represented by the proxies will be voted, in the absence of contrary indication, for any substitute nominee designated by the persons named proxies.

SOLICITATION OF PROXIES

  As a result of the Dissidents' proxy contest, the Company has had to retain its own solicitation and advisory firm, significantly increasing the cost of the Annual Meeting. The Company has retained D. F. King in connection with this solicitation, for which D. F. King will receive a fee of up to $50,000, together with reimbursement of its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. D. F. King will solicit proxies from individuals, brokers, banks, bank nominees, and other institutional holders. We have requested banks, brokerage houses, and other custodians, nominees, and fiduciaries to forward all solicitation materials to the beneficial owners of the Shares they hold of record. We will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that D. F. King will employ approximately 20 persons to solicit the Company's shareholders for the Meeting.

  For any questions you may have on proxy voting, please call
D. F. King at (800) 290-6426.

  The entire expense of soliciting proxies for the nominees listed in this Proxy Statement will be borne by the Company. Costs of this solicitation of proxies are currently estimated to be approximately $100,000.

  A shareholder may revoke his or her proxy at any time before it is voted by written notice addressed to the Secretary at the offices of the Company, by filing another proxy bearing a later date with the Secretary or by appearing at the Meeting and voting in person. Unless revoked, all properly executed proxies will be voted. This proxy statement and enclosed WHITE proxy cards are being mailed to shareholders on or about April XX, 2000.

  Only shareholders of record at the close of business on February 23, 2000, may vote at the Meeting. As of that date, there were 3,275,557 shares of common stock, no par value per share ("Common Stock"), of the Company outstanding. Such shares constitute the only class of the Company's outstanding equity securities. Each shareholder of record is entitled to one vote for each share registered in his or her name on each matter presented at the Meeting. Cumulative voting is not permitted.

  Shares of Common Stock represented by proxies in the form solicited will be voted in the manner directed by the holder of such shares. The persons named as proxies may also vote on any other matter to properly come before the Meeting. If an executed proxy is returned and the executing shareholder has elected to "abstain" from voting on any matter (or to "withhold authority" as to the election of any Director), the shares represented by such proxy will be considered present at the Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. If an executed proxy is returned by a broker holding shares in street name that indicates that the broker does not have discretionary authority to vote certain of such shares on one or more matters, those shares will be considered present at the Meeting for purposes of determining a quorum, but will not be considered to be represented at the Meeting for purposes of calculating the vote with respect to such matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of April 1, 2000, the number of shares of Common Stock owned by each person who is known by the Company to beneficially own more than five percent of the Company's outstanding Common Stock, each Director, each person named in the Summary Compensation Table that appears elsewhere in this proxy statement, and all of the Directors and executive officers of the Company as a group.

                            Amount and Nature of        Shares Issuable Upon the
                            beneficial ownership        Exercise of Options that
                            (including shares under-      are Currently or Will       Percentage
   Name and Address of      lying the options de-       Become Exercisable Within   of Outstanding
    Beneficial Owner        scribed in next column)         the Next 60 Days           Shares
=======================     ========================    =========================   =============
Daniel A. Baker                   324,421                     287,337                   9.1%
c/o Printware, Inc.
1270 Eagan Industrial Road
St. Paul, MN 55305

Thomas W. Petschauer              208,985                     117,489                   6.1%
c/o Printware, Inc.
1270 Eagan Industrial Road
St. Paul, MN 55305

Timothy S. Murphy                  25,162                      20,248                     *
c/o Printware, Inc.
1270 Eagan Industrial Road
St. Paul, MN 55305

Allen L. Taylor                   334,374(1)                   12,000                  10.1%
212 Ilwaco Road
River Falls, WI 54022

Brian D. Shiffman                  12,500                      12,000                     *
3656 Robin Lane
Minnetonka, MN 55305

Michael C. Berg                    16,000                      10,000                     *
108 Washington Ave. North
Minneapolis, MN 55401

Victor H. Weiss                    10,000                      10,000                     *
376 Waycliffe Drive
Wayzata, MN 55391

All Directors and                 931,442(2)                  469,074                  24.8%
executive officers
as a group (7 persons)

Pyramid Trading Ltd. Partnership  449,200(3)                        0                  13.7%
440 South LaSalle Street
Chicago, IL 60605

Donald M. Hall and DennisHanish   251,500(4)                        0                   7.7%
c/o RJ Steichen & Co.
7900 Xerxes Ave. S.
Bloomington, MN 55435

* Less than one percent

(1) Based on a Schedule 13G/A filed February 10, 2000 with the SEC.

(2) Voting and investment power with respect to the shares described above as held by a Director or executive officer are held solely by the indicated Director or executive officer and spouse.

(3) Based on a Schedule 13D filed March 31, 2000 with the SEC by a group consisting of (i) Pyramid Trading Limited Partnership, Oakmont Investments, LLC, the general partner of Pyramid Trading and Daniel Asher, as Manager of Oakmont Investments and individually, as beneficial owners of 333,400 shares; (ii) Gary Kohler, as beneficial owner of 7,500 shares; and
(iii) Andrew Redleaf, as beneficial owner of 108,300 shares.
Mssrs. Kohler and Redleaf are limited partners of Pyramid Trading.

(4) Based on a Schedule 13D filed February 10, 2000 with the SEC.

EXECUTIVE OFFICERS OF THE COMPANY
The executive officers of the Company are as follows:

        Name           Age                 Position
Daniel A. Baker, Ph.D. 42  President, Chief Executive Officer, and Director
Thomas W. Petschauer   60  Executive Vice President and Chief Financial Officer
Timothy S. Murphy      36  Vice President of Marketing and Sales
Joseph F. Dayton       53  Senior Vice President

  Daniel A. Baker, Ph.D. has served as the Company's President and a Director since 1993, and additionally as Chief Executive Officer since 1995. Dr. Baker joined the Company in 1990 as Vice President of Engineering and was later promoted to Vice President of Sales, Marketing, and Product Development. He has over 20 years of experience in high-tech industry, and personally holds 15 patents. His previous experience includes executive positions at Minntech Corporation and Percom Data Corporation. Dr. Baker holds Ph.D. and M.S. degrees in engineering from the University of Minnesota, a B.S. degree in Engineering from Case Western Reserve University, and an M.B.A. degree in Finance from the University of Minnesota.

  Thomas W. Petschauer has served as a Vice President of the Company since 1985 and was named Executive Vice President and Chief Financial Officer in 1995. Mr. Petschauer is a co-founder of the Company. He has over 30 years of technical, managerial and business experience in the computer and peripheral field. Prior to joining Printware, he was Venture Executive at Sperry Corporation, where he was employed for over 20 years. Mr. Petschauer is a graduate of the University of Minnesota.

  Timothy S. Murphy has held increasingly responsible positions in Sales and Marketing since joining the Company in 1987, and was promoted to Vice President of Marketing and Sales in 1997. His prior positions included Director of Marketing and Sales from 1994 through 1997, and Southeast District Sales Manager, based in Atlanta, from 1992 through 1994. Prior to 1992, he held various sales, marketing, and technical positions with the Company. Before joining Printware, Mr. Murphy was a Peace Corps volunteer in Benin, West Africa. Mr. Murphy received a B.A. degree in quantitative methods and attended graduate school at the University of St. Thomas.

  Joseph F. Dayton served as Vice President of the Company beginning in 1986 and was named Senior Vice President of Manufacturing and Customer Service in 1995. Prior to joining Printware he was employed by E. F. Johnson Company in various program management, quality and manufacturing functions. Mr. Dayton has a B.S. degree in engineering from the University of Detroit. Mr. Dayton's employment with the Company ended on January 10, 2000.

                                 SUMMARY COMPENSATION TABLE
                                                                     Long-Term
                                                                    Compensation
                                    Annual Compensation         =====================
                             =================================             Securities   All Other
       Name and                                   Other Annual             Underlying    Compen-
  Principal Position   Year  Salary<F1> Bonus<F2> Compensation   Awards    Options<F3>  sation<F4>
=====================  ====  =========  ========  ============  =========  ==========   =========
Daniel A. Baker        1999   $143,000   $     0       $0            $0      73,000      $  982
President and Chief    1998    138,930    73,904        0             0      73,000       2,400
Executive Officer      1997    140,205    38,745        0             0      36,000       1,920

Thomas W. Petschauer   1999    116,018         0        0             0      30,000         870
Executive Vice Presi-  1998    112,769    60,080        0             0      30,000       1,784
dent and CFO           1997    114,242    31,750        0             0      15,000       1,738

Timothy S. Murphy<F5>  1999    107,630         0        0             0      14,000         759
Vice President         1998    123,563    13,290        0             0      14,000       1,853
                       1997     79,957         0        0             0       5,000         800
_________________________

<F1>
Based on 26 biweekly paydays in 1999, with 26 in 1998 and 27 in 1997.
<F2>
Consists of bonuses listed according to which year's performance they were awarded. No bonuses were paid for 1999 performance.
<F3>
Consists of incentive stock options listed according to which year's performance they were awarded. In February 1999 incentive stock options of 73,000 shares, 30,000 shares, and 14,000 shares were issued to Dr. Baker, Mr. Petschauer, and Mr. Murphy, respectively, as incentives for 1999 performance.
<F4>
Consists of matching contributions made under the Company's 401(k) Plan, plus matches of $320 to Dr. Baker and $400 to Mr. Petschauer to support one-time personal computer purchases in 1997.
<F5>
Mr. Murphy was promoted to Vice President of Marketing and Sales in May
1997. His salary included sales commissions of $32,630 in 1999, $53,571 in 1998, and $20,082 in 1997.

CHANGE IN CONTROL AGREEMENTS


  The Company is a party to change in control agreements ("Agreements") with two officers, Dr. Baker and Mr. Petschauer. These Agreements provide that in the event of a change in control of the Company (which is defined to include an event that would be reported under Item 1 of Form 8-K under the Securities Exchange Act of 1934) followed by a termination of the executive within one year of the change in control, the Company must pay certain severance payments and other benefits as described below.

  Under the Agreements, termination of employment includes termination of the executive by the Company for reasons other than for cause, or termination by the executive for good reason. Cause includes gross neglect or gross breach of duties to Printware. The executive can terminate employment for good reason if the executive does not hold the office he currently holds, his compensation is reduced, or there is a material reduction in benefits. Dr. Baker's agreement provides for the payment of a lump sum equal to 24 months at 125% of Dr. Baker's monthly base salary as of the termination date, or approximately $357,000 if the termination occurred today. The Company's
Board may consider an amendment to Dr. Baker's agreement to provide that he may receive the benefits of the agreement upon termination for any reason, including voluntary resignation within one year following a change in control.

  Mr. Petschauer's agreement provides for payment of a lump sum equal to 12 months at 125% of Mr. Petschauer's monthly base salary as of the termination date, or approximately $145,000 if the termination occurred today. The Company is also planning to enter into a similar agreement with Mr. Murphy, whose lump sum payment in the event of termination within one year after a change in control will equal 125% of 12 months of Mr. Murphy's monthly base salary as of the date of the termination, or approximately $94,000, if the termination occurred today.

  The Agreements also provide that all unvested stock options shall vest in full upon a change in control followed by termination within one year. If the executive's employment terminated today under the Agreements, Dr. Baker would vest in options to purchase 146,000 shares of common stock, Mr. Petschauer would vest in options to purchase 60,000 shares of common stock, and Mr. Murphy, if he executes an agreement, would vest in options to purchase 67,999 shares of common stock. In addition, the Agreements provide that the terminated executive is entitled to exercise all stock purchase plan rights and stock option plan rights within 90 days following termination.

                                OPTION GRANTS IN LAST FISCAL YEAR
                                        Individual Grants                   Potential Realizable
                         ===============================================      Value at Assumed
                         Number of   % of Total                             Annual Rates of Stock
                         Securities   Options                                Price Appreciation
                         Underlying  Granted to                               for Option Term
                          Options    Employees   Exercise or                =====================
                          Granted    in Fiscal   Base Price   Expiration
         Name               <F1>       Year<F2>   Per Share      Date        5%<F3>      10%<F3>
======================   ==========  ==========  ===========  ==========    =========   =========
Daniel A. Baker            73,000      45.5%        $3.13       2/4/09      $143,467    $363,572

Thomas W. Petschauer       30,000      18.7          3.13       2/4/09        58,959     149,413

Joseph F. Dayton<F4>       26,000      16.2          3.13       2/4/09             0           0

Timothy S. Murphy          14,000       8.7          3.13       2/4/09        27,514      69,726
_________________________

<F1>
The options were incentive stock options granted at the fair market value on the date of grant, February 4, 1999. All of the officers' options vest one-third after one year, another one-third after two years, and the last one-third after three years.
<F2>
Excludes options in the amounts of 5,000 shares exercisable at $2.66 per share granted on April 15, 1999 to each Independent Director: Dr. Taylor,
Mr. Shiffman, Mr. Berg, and Mr. Weiss.
<F3>
Represents the potential net realizable value of each grant of options assuming that the market price of the underlying Common Stock appreciates in value from its fair market value on the date of grant to the end of the option term at the dedicated annual rates. The stock price appreciation at 5 and 10% per year are shown for illustrative purposes only.
<F4>
Mr. Dayton's employment with the Company as Senior Vice President ended on January 10, 2000. His stock options became unexercisable on February 9, 2000.

                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,
                           AND FISCAL YEAR-END OPTION VALUES
                                               Securities Underlying       Value of Unexercised
                                               Number of Unexercised           In-The-Money
                                                 Options at Fiscal          Options at Fiscal
                        Shares                       Year End                  Year End<F1>
                       Acquired      Value   =========================  =========================
        Name          on Exercise  Realized  Exercisable Unexercisable  Exercisable Unexercisable
====================  ===========  ========  =========== =============  =========== =============
Daniel A. Baker            0          $0       226,671      133,667          $0          $0

Thomas W. Petschauer       0           0        92,489       55,000           0           0

Joseph F. Dayton           0           0        64,390       46,334           0           0

Timothy S. Murphy          0           0         9,248       25,002           0           0
_________________________

<F1>
The value of unexercised options at December 31, 1999, the last trading day of 1999, is determined by multiplying the difference between the exercise prices of the options and the closing price of the Common Stock on The NASDAQ Stock Market on December 31, 1999 ($2.25 per share) by the number of shares underlying the options.

MEETINGS AND COMPENSATION OF DIRECTORS

  There were four meetings of the Board of Directors in 1999.

  The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating Committee. The Audit Committee, which consists of Dr. Taylor, Mr. Berg and Mr. Shiffman, reviews the reports of and engages in direct discussions with the independent auditors. The Audit Committee held two meetings in 1999. The Compensation Committee consists of Messrs. Berg, Shiffman and Weiss, and has overall responsibility for compensation actions affecting the Company's officers. The Compensation Committee held three meetings in 1999. The Nominating Committee consists of Dr. Taylor, and Messrs. Berg, Shiffman and Weiss. It reviews the qualifications for election to the Board of Directors and, in consultation with the Company's management, identifies prospective nominees. The Nominating Committee met once in 1999.

  The Nominating Committee will consider nominees to the Board of Directors recommended by shareholders. Such recommendations should be submitted by mail, addressed to the Nominating Committee in care of the Secretary of the Company.

  During 1999 each incumbent Director attended at least 75 percent of the meetings of the Board of Directors and committees of the Board on which he served.

  Directors who are employees of the Company do not receive compensation for service on the Board other than their compensation as employees. Independent Directors receive no cash compensation, with the exception of Mr. Shiffman, who received $5,000 for his additional services as Secretary in 1999.

  Under the Company's 1996 Stock Plan, each new Independent Director receives a one-time grant of a nonqualified option to purchase 5,000 shares of Common Stock as of the date of his or her initial election as a Director. These options have an exercise price equal to the fair market value of the underlying Common Stock on the date of grant, are fully exercisable upon the date of grant, and expire on the fifth anniversary of such grant.

  Each Independent Director also receives a grant of a nonqualified option to purchase 5,000 shares of Common Stock under the 1996 Stock Plan as amended at the fair market price on the date of each annual meeting of the shareholders of the Company, provided that each such Director continues to serve as an Independent Director immediately following the annual meeting. Dr. Taylor, Mr. Shiffman, Mr. Berg, and Mr. Weiss each received such a grant with an exercise price of $2.66 upon their reelection on April 15, 1999.
Dr. Baker was ineligible for such a grant upon his reelection since he was an employee of the Company on that date.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee consisted of three Independent Directors, none of whom is or has been an officer of the Company. The Company has no compensation committee interlocks--that is, no officer of the Company serves as a Director or a compensation committee member of a company that has an officer or former officer serving on the Company's Board of Directors or the Compensation Committee.

INDEPENDENT AUDITORS

  Deloitte & Touche has acted as independent auditors of the Company since 1991. A representative of Deloitte & Touche is expected to be present at the Meeting, will be given the opportunity to make a statement if he desires to do so, and will be available to answer appropriate questions.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Pursuant to Section 16(a) under the Securities Exchange Act of 1934, executive officers, directors and 10% shareholders ("insiders") of the Company are required to file reports on Forms 3, 4, and 5 of their beneficial holdings and transactions in the Company's securities. To the Company's knowledge, all insiders of the Company made timely filings of Forms 3, 4, or 5 with respect to transactions or holdings during 1999, except that Dr. Taylor did not make timely reports of two gifts of 6,800 and 9,400 shares to his daughter on January 7 and December 31, 1999.


ABSENCE OF DISSENTERS RIGHTS

  The Company's shareholders do not have dissenters' rights in connection with the dissidents' proposals.


PARTICIPANTS IN THE SOLICITATION

  Under applicable SEC regulations, each member of the Company's Board of directors, certain executive officers and other employees of the Printware and certain other persons may be deemed to be a "participant" as defined in
Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the Company's solicitation of proxies for the Annual Meeting. The principal occupations and business addresses of each participant are set forth on Annex A. Information about present ownership of securities of certain executive officers of Printware is provided in this proxy statement and the present ownership of Printware securities by other participants, if any, is listed on Annex A.

SHAREHOLDER PROPOSALS


  The rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company's proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Company's 2001 Annual Meeting of Shareholders is expected to be held on or about April 13, 2001, and proxy materials in connection with that meeting are expected to be mailed and filed with the SEC on or about March 7, 2001. The deadline for submission of shareholder proposals pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Company's proxy statement for its 2001 Annual Meeting of Shareholders is November 8, 2000. Additionally, if the Company receives notice of a shareholder proposal after January 22, 2001, such proposal will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors of the Company for its 2001 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

OTHER BUSINESS


  The Dissidents are proposing to increase the size of the Company's Board of Directors from five members to six members. Management recommends that shareholders vote AGAINST this proposal. The Dissidents do not identify and discuss why the present board size should be increased. Increasing the board size provides the Dissidents with one more member for them to exercise control over the Company. Management recommends a vote AGAINST the Dissidents' proposal to increase the size of the Company's Board.

  Our WHITE proxy card does not address increasing the size of the board of directors. Our WHITE proxy card does, however, give the named proxies discretion to vote on such other business as may properly come before the meeting of shareholders. For the reasons described above, the persons names as proxies on the Company's WHITE proxy card intend to exercise discretion and vote against the Dissidents' proposal to increase the size of the Company's Board.

  The Board of Directors does not intend to present any business at the Meeting other than the matters specifically set forth in this proxy statement, and knows only of the Dissidents' proposal to increase the number of directors to six to as other business scheduled to come before the Meeting. If any other matters are brought before the Meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of the Company.

  The Company's Annual Report to Shareholders for the year ended December 31, 1999 was previously mailed to shareholders with a proxy statement dated
March 8, 2000 and a WHITE proxy card. Shareholders may receive, without charge, a copy of the Company's Annual Report on Form 10-K, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission, by writing to: Thomas W. Petschauer, Printware, Inc., 1270 Eagan Industrial Road, St. Paul, MN 55121, or by accessing the Company's Internet Web site at: http://PrintwareInc.com.


                                        By order of the Board of Directors:


                                        Brian D. Shiffman
                                        Secretary
April XX, 2000

                                   ANNEX A

INFORMATION CONCERNING THE DIRECTORS AND CERTAIN EXECUTIVE OFFICERS OF PRINTWARE AND OTHER PARTICIPANTS WHO MAY ALSO SOLICIT PROXIES.

  In connection with the Printware's solicitation of proxies for its annual meeting of shareholders, certain other persons may be deemed to be participants in the solicitation.

  The following table sets forth the name, principal business address and the present employment or other principal occupation, and the name, principal business and address of any corporation or other organization in which such employment is carried on, of the Directors and certain executive officers and employees of Printware, and other representatives of Printware who may be deemed to be participants in the solicitation.


DIRECTORS OF PRINTWARE

  The principal occupations of Printware's Directors who are deemed participants in the solicitation are set forth in the section entitled "Item 1 Election of Directors", preceding in this proxy statement. The principal business addresses for the Directors are listed under the section entitled "Security Ownership of Certain Beneficial Owners and Management" preceding in this proxy statement.


EXECUTIVE OFFICERS OF PRINTWARE

  The principal occupations of certain executive officers of Printware who are deemed participants in the solicitation are set forth below.

      Name                          Occupation

Daniel A. Baker Ph.D.   President and Chief Executive Officer
Thomas W. Petschauer    Executive Vice President and Chief Financial Officer
Timothy S. Murphy       Vice President of Marketing and Sales


PROXY SOLICITOR

The Company has retained the services of D. F. King, located at 77 Water Street, New York, N. Y. 10005 to represent the Company in the solicitation of proxies.

INFORMATION REGARDING OWNERSHIP OF PRINTWARE SECURITIES BY PARTICIPANTS

  None of the participants owns any shares of Printware of record but not beneficially. The number of shares of Common Stock held by Directors and certain executive officers is set forth under the section entitled "Security Ownership of Certain Beneficial Owners and Management" preceding in this proxy statement.

INFORMATION REGARDING TRANSACTIONS IN PRINTWARE SECURITIES BY PARTICIPANTS

  The following table sets forth purchases and sales of Printware securities by the participants listed below during the two years from April 1, 1998 to March 31, 2000. Unless otherwise indicated all transactions are in the public market.

                         Transaction     Number of
Directors:                  Date          Shares         Acquired or Sold
======================   ===========     =========       ================
Daniel A. Baker, Ph.D.     6/30/98        1,371            Acquired(1)
                           9/30/98        1,529            Acquired(1)
                          12/31/98        1,519            Acquired(1)
                           3/31/99        1,497            Acquired(1)
                           6/30/99        1,907            Acquired(1)
                           9/30/99        1,679            Acquired(1)
                           1/03/00        2,013            Acquired(1)
                           3/31/00        1,774            Acquired(1)
                           2/04/99       73,000            Acquired(2)
                           2/10/00       73,000            Acquired(2)

Michael C. Berg           10/08/98        2,000            Acquired(3)
                          10/15/98        2,000            Acquired(3)
                          10/26/98        2,000            Acquired(3)
                          10/22/98        5,000            Acquired(2)
                           4/15/99        5,000            Acquired(2)

Brian D. Shiffman          4/16/98        5,000            Acquired(2)
                           4/15/99        5,000            Acquired(2)

Allen L. Taylor, Ph.D.     4/16/98        5,000            Acquired(2)
                           4/15/99        5,000            Acquired(2)
                           1/07/99        6,800            Gift (4)
                          12/31/99        9,400            Gift (4)

Victor H. Weiss           10/22/98        5,000            Acquired(2)
                           4/15/99        5,000            Acquired(2)

Executive Officers:
======================
Thomas W. Petschauer       6/30/98        1,114            Acquired(1)
                           9/30/98        1,243            Acquired(1)
                          12/31/98        1,244            Acquired(1)
                           3/31/99        1,215            Acquired(1)
                           6/30/99        1,546            Acquired(1)
                           9/30/99        1,362            Acquired(1)
                           1/03/00        1,632            Acquired(1)
                           3/31/00        1,439            Acquired(1)
                           2/04/99       30,000            Acquired(2)
                           2/10/00       30,000            Acquired(2)

Timothy S. Murphy          6/30/98          483            Acquired(1)
                           9/30/98          770            Acquired(1)
                          12/31/98          771            Acquired(1)
                           3/31/99          706            Acquired(1)
                           1/03/00          549            Acquired(1)
                           3/31/00          403            Acquired(1)
                           2/04/99       14,000            Acquired(2)
                           2/10/00       54,000            Acquired(2)
__________________________

(1) Purchased through Employee Stock Purchase Plan
(2) Stock option grant
(3) Open market purchase
(4) Gift to daughter

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

  Except as described in this Annex A or in the amended and restated Printware proxy statement, none of the persons who may be deemed "participants" as defined in Schedule 14A promulgated under the Exchange Act nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (1) directly or indirectly beneficially owns any shares of Printware Common Stock or any securities of any subsidiary of Printware or (2) has had any relationship with Printware in any capacity other than as a stockholder, employee, officer, or director. Furthermore, except as described in this Annex A or in the amended and restated proxy statement, no Participant Affiliate is either a party to any transaction or series of transactions since April, 1998, or has knowledge of any currently proposed transaction or series of transactions, (1) to which Printware or any of its subsidiaries was or is to be a party, (2) in which the amount involved exceeds $60,000, and (3) in which any Participant Affiliate had, or will have, a direct or indirect material interest.

  Except for the change in control agreements ("Agreements") described in the amended and restated proxy statement as otherwise described therein or in Annex A, no Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by Printware, its affiliates, or any future transactions to which Printware or any of its affiliates will or may be a party. Except as described in this Annex A, in the amended and restated Printware proxy statement, or in Annex A thereto, there are no contracts, arrangements, or understandings by any Participant Affiliate within the past year with any person with respect to Printware's securities.

  In the event that the Dissidents are successful in its efforts to replace the Printware Board, a change in control will be deemed to have occurred under the terms of Printware's agreements with Messrs. Baker, Petschauer, and Murphy, and these participants in this solicitation will become eligible for severance benefits in the event they leave the employ of the Company following such change in control. See the section of this amended and restated proxy statement entitled "Change In Control Agreements" for a further description of these severance benefits.

                                     PRINTWARE, INC.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
              ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 13, 2000

The undersigned hereby appoints Daniel A. Baker, Ph.D. or Thomas W. Petschauer, or either of them, as proxies with full powers of substitution, to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Meeting"), to be held at the corporate offices of Printware, Inc. at 1270 Eagan Industrial Road, St. Paul, MN 55121 on Thursday, April 13, 2000, at 3:30 p.m. Central Standard Time, and at any and all adjournments thereof, hereby revoking all former proxies.

1.  The election of directors to serve until the 2001 annual meeting:

    / / FOR all nominees listed below     / / WITHHOLD AUTHORITY
        (except as indicated below)
    Daniel A. Baker, Ph.D.   Allen L. Taylor, Ph.D.   Brian D. Shiffman
    Michael C. Berg          Victor H. Weiss

    INSTRUCTIONS: TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME.

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON ITEM 1 IN ACCORDANCE WITH THE SPECIFICATIONS MADE, AND "FOR" SUCH ITEM IF THERE IS NO
SPECIFICATION.

Please date and sign exactly as your name appears on this form of proxy. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each shareholder should sign.


    Dated: __________________________, 2000

    / / Please check here if you plan to attend the Meeting.


SIGNATURE OF SHAREHOLDER      ____________________________________


SIGNATURE OF SHAREHOLDER      ____________________________________
(if held jointly)


PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.